Exhibit 10.1

FORM OF

FIRST AMENDMENT TO THE CORPORATION’S

2004 STOCK OPTION PLAN

Section 4.1 of the Plan shall be deleted and replaced in its entirety with the following:

4.1 Reserved Shares. Subject to Section 11 (relating to adjustments upon changes in capitalization), the aggregate number of shares of Stock (as defined in Section 6) that may be acquired under the Plan by any one Eligible Employee and by all Eligible Employees pursuant to options granted hereunder shall not exceed 85,306 shares. Shares of Stock covered by options granted under the Plan, which options expire, terminate or are canceled for any reason (other than an option, or part thereof, that is canceled by the Committee and for which cash is paid in respect thereof) shall again become available for award under the Plan.